Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: May 2, 2024

Catalyst Bancorp, Inc. Announces 2024 First Quarter Results and Approval of New Share Repurchase Plan

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported a net loss of $4.7 million for the first quarter of 2024, which includes a $5.5 million loss on the sale of investment securities and $560,000 of data conversion and other expenses associated with the Bank’s upgrade to a new core processing system.

“Our net loss resulted from two strategic moves that significantly enhance our growth prospects,” said Joe Zanco. “First, we completed a full upgrade of our banking systems and now offer among the very best technology in banking.  We’re incredibly proud of our team for executing such a successful systems upgrade.”

“Second, we repositioned our balance sheet by selling lower-yielding investment securities. The sales generated $42.6 million in cash which we plan to invest in new loans, higher-yielding investment securities, share repurchases and debt repayments,” continued Zanco.

Loans

Loans totaled $143.5 million at March 31, 2024, down $1.4 million, or less than 1%, from December 31, 2023. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	3/31/2024	12/31/2023	Increase (Decrease)
Real estate loans
One- to four-family residential	$81,686	$83,623	$(1,937)	(2)%
Commercial real estate	21,130	21,478	(348)	(2)
Construction and land	19,369	13,857	5,512	40
Multi-family residential	3,061	3,373	(312)	(9)
Total real estate loans	125,246	122,331	2,915	2
Other loans
Commercial and industrial	15,711	19,984	(4,273)	(21)
Consumer	2,534	2,605	(71)	(3)
Total other loans	18,245	22,589	(4,344)	(19)
Total loans	$143,491	$144,920	$(1,429)	(1)%

In the first quarter of 2024, strong construction loan growth was offset primarily by net declines in our commercial and industrial and residential loan portfolios. Construction loan growth was largely driven by multi-family residential development and additional fundings on several existing construction loans.

The following table summarizes the composition of our construction and land loan balances and commitments, including the related undisbursed amounts for construction projects in process as of March 31, 2024.

(Dollars in thousands)	Loan Balance	Undisbursed	Total Commitment
Commercial construction and land loans
Multi-family residential	$4,782	$3,218	$8,000
Retail	711	4,769	5,480
Health service facilities	2,749	2,663	5,412
Hospitality	2,716	700	3,416
Residential subdivision development	813	9	822
Commercial land	297	-	297
Other commercial construction and development	3,790	289	4,079
Total commercial construction and land	$15,858	$11,648	$27,506
Consumer construction and land loans
Residential construction	2,851	1,241	4,092
Consumer land	660	-	660
Total consumer construction and land	3,511	1,241	4,752
Total construction and land	$19,369	$12,889	$32,258

Based on total commitment and contractual maturity date, the weighted average term to maturity of our construction and land loan portfolio is approximately 11 months as of March 31, 2024.

Credit Quality and Allowance for Credit Losses

At March 31, 2024, non-performing assets (“NPAs”) totaled $1.7 million, down $331,000, or 16.1%, compared to $2.1 million at December 31, 2023. Non-performing loans totaling $275,000 as of December 31, 2023 were paid-off or returned to accrual status during the first quarter of 2024. The ratio of NPAs to total assets was 0.61% and 0.76% at March 31, 2024 and December 31, 2023, respectively. Non-performing loans (“NPLs”) comprised 1.03% of total loans at March 31, 2024, and 1.37% of total loans at December 31, 2023. At March 31, 2024 and December 31, 2023, 98% and 95% of total NPLs, respectively, were one- to four-family residential mortgage loans.

At March 31, 2024, the allowance for loan losses totaled $2.1 million, or 1.44% of total loans, compared to 1.47% of total loans at December 31, 2023. The allowance for credit losses on unfunded lending commitments totaled $310,000 and $257,000 at March 31, 2024 and December 31, 2023, respectively. The provision for credit losses, inclusive of the provision for unfunded commitments, for the first quarter of 2024 totaled $95,000 and was largely attributable to growth in total construction loan commitments.

Net loan charge-offs totaled $98,000 during the first quarter of 2024, compared to net charge-offs of $63,000 for the fourth quarter of 2023. Net loan charge-offs in both periods were primarily attributable to one- to four-family residential loans.

Investment Securities

Total investment securities were $39.0 million, or 13.8% of total assets, at March 31, 2024, down $45.0 million, or 53.6%, compared to December 31, 2023. During the first quarter of 2024, the Company sold $48.0 million of available-for-sale securities (quoted at book value) for a pre-tax loss of $5.5 million. Cash proceeds from the sale totaled $42.6 million. The Company expects to re-deploy the sales proceeds into a mix of loans, higher-yielding investment securities, share repurchases, and debt repayments.

At March 31, 2024 the amortized cost and fair value of pledged investment securities totaled $25.4 million and $21.3 million, respectively. The amortized cost and fair value of investment securities pledged as collateral for borrowings through the Bank Term Funding Program (“BTFP”) totaled $21.6 million and $18.0 million, respectively at March 31, 2024. The remainder of the pledged investment securities at March 31, 2024 served as collateral for public fund deposits.

Deposits

Total deposits were $169.6 million at March 31, 2024, up $4.0 million, or 2%, from December 31, 2023. The following table sets forth the composition of the Bank’s deposits as of the dates indicated. The ratio of the Company’s total loans to total deposits was 85% and 88% as of March 31, 2024, and December 31, 2023, respectively.

(Dollars in thousands)	3/31/2024	12/31/2023	Increase (Decrease)
Non-interest-bearing demand deposits	$28,836	$28,183	$653	2%
Interest-bearing demand deposits	35,374	36,867	(1,493)	(4)
Money market	14,712	15,126	(414)	(3)
Savings	33,675	31,518	2,157	7
Certificates of deposit	57,040	53,928	3,112	6
Total deposits	$169,637	$165,622	$4,015	2%

Total public fund deposits amounted to $22.7 million, or 13% of total deposits, at March 31, 2024, compared to $23.3 million, or 14% of total deposits, at December 31, 2023. At March 31, 2024, approximately 78% of our total public fund deposits consisted of non-interest-bearing and interest-bearing demand deposits from municipalities within our market.

Our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit), inclusive of public funds, were approximately $41.7 million at March 31, 2024 and $44.6 million at December 31, 2023. Total uninsured non-public funds deposits were approximately $23.9 million and $26.3 million at March 31, 2024 and December 31, 2023, respectively. The full amount of our public fund deposits in excess of the FDIC’s insurance limit are secured by pledging investment securities and portions of a custodial letter of credit from the Federal Home Loan Bank of Dallas.

Borrowings

Total borrowings at March 31, 2024 were $29.4 million, up $10.0 million from December 31, 2023. During the first quarter of 2024, the Bank increased its borrowings from the Federal Reserve Bank of Atlanta through the BTFP. At March 31, 2024, the Bank had one $20.0 million BTFP advance outstanding with a contractual interest rate of 4.76% and a maturity date of January 15, 2025.

Capital and Share Repurchases

The Company announced that its Board of Directors approved the Company’s fourth share repurchase plan (the “May 2024 Repurchase Plan”). Under the May 2024 Repurchase Plan, the Company may purchase up to 227,000 shares, or approximately 5%, of the Company’s outstanding shares of common stock.

The Company repurchased 202,997 shares of its common stock at an average cost per share of $12.12 during the first quarter of 2024 under its November 2023 Repurchase Plan. At March 31, 2024, the Company had common shares outstanding of 4,558,329 and 25,329 of those shares were available for repurchase under the November 2023 Repurchase Plan. The Company completed the November 2023 Repurchase Plan in April 2024.

At March 31, 2024 and December 31, 2023, consolidated shareholders’ equity totaled $81.4 million, or 28.8% of total assets, and $84.7 million, or 31.2% of total assets, respectively.

Net Interest Income

The net interest margin for the first quarter of 2024 was 3.15%, up one basis point compared to the prior quarter. For the first quarter of 2024, the average yield on interest-earning assets was 4.71%, up 54 basis points from the prior quarter, while the average rate paid on interest-bearing liabilities was 2.42%, up 69 basis points from the fourth quarter of 2023.

Net interest income for the first quarter of 2024 was $2.1 million, up $148,000, or 8%, compared to the fourth quarter of 2023. Total interest income was up $552,000, or 21%, while total interest expense increased $404,000, or 63%, in the first quarter of 2024 compared to the prior quarter. Interest expense increased largely due to an increase in the average rate paid for deposits and an increase in the volume of BTFP borrowings during the first quarter of 2024.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	3/31/2024			12/31/2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$144,428	$2,214	6.17%	$140,757	$2,066	5.82%
Investment securities(TE)(2)	76,432	325	1.72	96,640	400	1.67
Other interest earning assets	48,779	616	5.08	11,276	137	4.83
Total interest-earning assets(TE)	$269,639	$3,155	4.71%	$248,673	$2,603	4.17%
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$89,109	$317	1.43%	$82,474	$185	0.89%
Certificates of deposit	57,092	437	3.08	51,707	344	2.64
Total interest-bearing deposits	146,201	754	2.07	134,181	529	1.56
Borrowings	27,991	293	4.21	13,016	114	3.50
Total interest-bearing liabilities	$174,192	$1,047	2.42%	$147,197	$643	1.73%
Net interest-earning assets	$95,447			$101,476
Net interest income; average interest rate spread(TE)		$2,108	2.29%		$1,960	2.44%
Net interest margin(TE)(3)			3.15%			3.14%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

For the first quarter of 2024, non-interest income was down $5.8 million compared to $672,000 for the fourth quarter of 2023. Non-interest income for the first quarter of 2024 includes the $5.5 million loss on the sale of investment securities discussed previously.

Non-interest Expense

Non-interest expense for the first quarter of 2024 totaled $2.8 million, up $669,000, or 32%, compared to the fourth quarter of 2023. During the first quarter of 2024, the Company upgraded to a new core processing system and incurred $560,000 of data conversion and other associated expenses. Most of these costs are included in data processing and communication expense. The Company estimates annual savings of greater than $200,000 due to the change in our core processing system.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $282.0 million in assets at March 31, 2024. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com, or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)		(Unaudited)
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
ASSETS
Non-interest-bearing cash	$3,118	$3,654	$3,531
Interest-bearing cash and due from banks	72,893	15,357	23,996
Total cash and cash equivalents	76,011	19,011	27,527
Investment securities:
Securities available-for-sale, at fair value	25,534	70,540	78,937
Securities held-to-maturity	13,457	13,461	13,471
Loans receivable, net of unearned income	143,491	144,920	132,690
Allowance for loan losses	(2,068)	(2,124)	(2,070)
Loans receivable, net	141,423	142,796	130,620
Accrued interest receivable	733	906	675
Foreclosed assets	237	60	320
Premises and equipment, net	5,995	6,072	6,202
Stock in correspondent banks, at cost	1,898	1,878	1,823
Bank-owned life insurance	14,139	14,026	13,714
Other assets	2,622	2,182	2,577
TOTAL ASSETS	$282,049	$270,932	$275,866

LIABILITIES
Deposits:
Non-interest-bearing	$28,836	$28,183	$35,483
Interest-bearing	140,801	137,439	144,229
Total deposits	169,637	165,622	179,712
Borrowings	29,423	19,378	9,243
Other liabilities	1,628	1,277	747
TOTAL LIABILITIES	200,688	186,277	189,702

SHAREHOLDERS' EQUITY
Common stock	46	48	51
Additional paid-in capital	42,711	45,020	48,259
Unallocated common stock held by benefit plans	(6,169)	(6,221)	(6,664)
Retained earnings	48,368	53,045	52,516
Accumulated other comprehensive income (loss)	(3,595)	(7,237)	(7,998)
TOTAL SHAREHOLDERS' EQUITY	81,361	84,655	86,164
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$282,049	$270,932	$275,866

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
INTEREST INCOME
Loans receivable, including fees	$2,214	$2,066	$1,629
Investment securities	325	400	427
Other	616	137	211
Total interest income	3,155	2,603	2,267
INTEREST EXPENSE
Deposits	754	529	233
Borrowings	293	114	68
Total interest expense	1,047	643	301
Net interest income	2,108	1,960	1,966
Provision for credit losses	95	128	-
Net interest income after provision for credit losses	2,013	1,832	1,966
NON-INTEREST INCOME
Service charges on deposit accounts	197	201	183
Bank-owned life insurance	113	109	97
Loss on sales of investment securities	(5,507)	(92)	-
Gain (loss) on disposals and sales of fixed assets	11	-	-
Federal community development grant	-	437	-
Other	23	17	14
Total non-interest income (loss)	(5,163)	672	294
NON-INTEREST EXPENSE
Salaries and employee benefits	1,260	1,149	1,203
Occupancy and equipment	196	193	213
Data processing and communication	794	236	227
Professional fees	107	140	129
Directors’ fees	115	118	115
ATM and debit card	69	63	58
Foreclosed assets, net	8	5	2
Advertising and marketing	38	23	30
Franchise and shares tax	16	10	27
Other	188	185	181
Total non-interest expense	2,791	2,122	2,185
Income before income tax expense (benefit)	(5,941)	382	75
Income tax expense (benefit)	(1,264)	62	2
NET INCOME (LOSS)	$(4,677)	$320	$73

Earnings (loss) per share:
Basic	$(1.14)	$0.08	$0.02
Diluted	(1.14)	0.08	0.02

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
EARNINGS DATA
Total interest income	$3,155	$2,603	$2,267
Total interest expense	1,047	643	301
Net interest income	2,108	1,960	1,966
Provision for credit losses	95	128	-
Total non-interest income (loss)	(5,163)	672	294
Total non-interest expense	2,791	2,122	2,185
Income tax expense (benefit)	(1,264)	62	2
Net income (loss)	$(4,677)	$320	$73

AVERAGE BALANCE SHEET DATA
Total loans	$144,428	$140,757	$133,781
Total interest-earning assets	269,639	248,673	257,340
Total assets	286,431	261,657	271,976
Total interest-bearing deposits	146,201	134,181	142,500
Total interest-bearing liabilities	174,192	147,197	151,716
Total deposits	174,656	165,102	174,597
Total shareholders' equity	82,395	82,227	87,388

SELECTED RATIOS
Return on average assets	(6.57)%	0.49%	0.11%
Return on average equity	(22.83)	1.54	0.34
Efficiency ratio	(91.37)	80.61	96.68
Net interest margin(TE)	3.15	3.14	3.10
Average equity to average assets	28.77	31.43	32.13
Common equity Tier 1 capital ratio	52.09	52.34	56.43
Tier 1 leverage capital ratio	26.84	31.67	30.11
Total risk-based capital ratio	53.34	53.60	57.69

NON-FINANCIAL DATA
Total employees (full-time equivalent)	47	48	51
Common shares issued and outstanding, end of period	4,558,329	4,761,326	5,058,612

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended
(Dollars in thousands)	3/31/2024	12/31/2023	3/31/2023
ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses:
Beginning balance	$2,124	$2,036	$1,807
CECL adoption impact	-	-	209
Provision for loan losses	42	151	-
Charge-offs	(123)	(76)	(7)
Recoveries	25	13	61
Net (charge-offs) recoveries	(98)	(63)	54
Ending balance	$2,068	$2,124	$2,070

Allowance for unfunded commitments:
Beginning balance	257	280	-
CECL adoption impact	-	-	216
Provision for (reversal of) losses on unfunded commitments	53	(23)	-
Ending balance	$310	$257	$216

Total allowance for credit losses, end of period	$2,378	$2,381	$2,286
Total provision for credit losses	95	128	-

CREDIT QUALITY(1)
Non-accruing loans	$1,453	$1,967	$1,618
Accruing loans 90 days or more past due	29	24	69
Total non-performing loans	1,482	1,991	1,687
Foreclosed assets	237	60	320
Total non-performing assets	$1,719	$2,051	$2,007

Total non-performing loans to total loans	1.03%	1.37%	1.27%
Total non-performing assets to total assets	0.61	0.76	0.73

(1)	Credit quality data and ratios are as of the end of each period presented.